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                                                              EXHIBIT 23.1

                     CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 27, 1997, except for Notes 14 and 18, as to which the date is November 12, 1997, in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-37573) and related Prospectus of Howmet International Inc. for the registration of approximately 15 million shares of its common stock. We also consent to the reference made to us under the headings "Summary Historical Financial and Other Data" and "Selected Historical and Other Data" in such Registration Statement and Prospectus.

                                          /s/ Ernst & Young LLP

November 12, 1997

Stamford, Connecticut